Exhibit (10)(a)
CMS INCENTIVE COMPENSATION PLAN
FOR CMS ENERGY
AND ITS SUBSIDIARIES

CMS INCENTIVE COMPENSATION PLAN FOR CMS ENERGY
AND ITS SUBSIDIARIES
I.	GENERAL PROVISIONS
1.1	Purpose. The purpose of the CMS Incentive Compensation Plan (“CMSICP Plan” or “Plan”) is to:
(a)	Provide an equitable and competitive level of compensation that will permit CMS Energy (“Company”) and its subsidiaries to attract, retain and motivate officers and employees.

(b)	No payments to Officers or Employees in the form of incentive compensation shall be made unless pursuant to a plan approved by the Committee on Compensation and Human Resources of the Board of Directors of CMS Energy and after express approval of the Committee. This plan shall be administered by the President and CEO of CMS Energy and the Benefit Administration Committee.
1.2	Effective Date. The initial effective date of the Plan is January 1, 2004. The Plan, as described herein, is amended and restated effective as of January 1, 2009.

1.3	Definitions. As used in this CMSICP Plan, the following terms have the meaning described below:
(a)	“Annual Award” means an annual incentive award granted under the CMSICP Plan.

(b)	“Base Salary” means the base salary on January 1 of a Performance Year, except as impacted by a Change in Status as defined in Article V. For purposes of the Plan, an Officer’s Base Salary must be subject to annual review and annual approval by the Committee.

(c)	“CMS Energy” means CMS Energy Corporation.

(d)	“Code” means the Internal Revenue Code of 1986, as amended.

(e)	“Code Section 162(m) Employee” means an employee whose compensation is subject to the “Million Dollar Cap” under Code Section 162(m). Generally, this is the CEO and the three highest paid executive officers of the Company (other than the CEO and the CFO).

(f)	“Committee” means the Committee on Compensation and Human Resources of the Board of Directors of CMS Energy Corporation.

(g)	“Company” means CMS Energy.

(h)	“Deferred Annual Award” means the amount deferred pursuant to Section 4.2.

(i)	“Disability” means that a participant has terminated employment with the Company or a Subsidiary and is disabled, as that term is defined under Code Section 409A and any applicable regulations.

(j)	“Leave of Absence” for purposes of this CMSICP Plan means a leave of absence that has been approved by the Plan Administrator.

(k)	“Officer” means an employee of the Company or a Subsidiary in Salary Grade “E-3” or higher.

(l)	“Payment Event” means the time at which a Deferred Annual Award may be paid pursuant to Section 4.2.

(m)	“Payment Term” means the length of time for payment of a Deferred Annual Award under Section 4.2.

(n)	“Pension Plan” means the Pension Plan for Employees of Consumers Energy and Other CMS Energy Companies.

(o)	“Performance Year” means the calendar year prior to the year in which an Annual Award is made by the Committee.

(p)	“Plan Administrator” for Officer participants means the President and Chief Executive Officer of CMS Energy, under the general direction of the Committee. For all other participants and for purposes of administering Deferred Amounts under Section 4.2, the Plan Administrator is the Benefits Administration Committee appointed by the Chief Executive Officer and the Chief Financial Officer as authorized by the Board of Directors.

(q)	“Retirement” means that a Plan participant is no longer an active employee and qualifies for a retirement benefit other than a deferred vested retirement benefit under the Pension Plan. For a participant ineligible for coverage under the Pension Plan and covered instead under the Defined Company Contribution Plan, retirement occurs when there is a Separation from Service on or after age 55 with 5 or more years of service.

(r)	“Separation from Service” means an Employee retires or otherwise has a separation from service from the Company as defined under Code Section 409A and any applicable regulations. The Plan Administrator will determine, consistent with the requirements of Code Section 409A and any applicable regulations, to what extent a person on a leave of absence, including on paid sick leave pursuant to Company policy, has incurred a Separation from Service. Notwithstanding the above, a Separation from Service will occur consistent with the Regulation 1.409A-1(h) when it is reasonably anticipated that the level of service provided by the Employee will be no more than 45% of the average level of bona fide service performed by the Employee over the immediately preceding 36 month period.

(s)	“Subsidiary” means any direct or indirect subsidiary of the Company.
1.4	Eligibility. Officers of CMS Energy and/or Consumers Energy and U.S. Employees who do not participate in a broad based incentive plan contingent upon objectives and performance unique to the employees’ subsidiary, affiliate, site and/or business unit, are eligible for participation in the CMSICP Plan (“Employee”). An individual listed on the Company payroll records as a contract employee is not eligible for this Plan.

1.5	Administration of the Plan.
(a)	The Plan is administered by the President and Chief Executive Officer of CMS Energy under the general direction of the Committee.

(b)	The Committee, will normally approve performance goals in January of the Performance Year, but no later than March 30th of the Performance Year.

(c)	The Committee, no later than March 1st of the calendar year following the Performance Year, will review for approval proposed Annual Awards for the total of all CMSICP Officer participants, as recommended by the President and CEO of CMS Energy. All proposed Annual Awards are subject to approval of the Committee. Before the payment of any Annual Awards, the Company’s outside auditors and the Committee will certify in writing that the performance goals were in fact satisfied in accordance with Code Section 162(m).

(d)	The Committee reserves the right to modify the performance goals with respect to unforeseeable circumstances or otherwise exercise discretion with respect to proposed Annual Awards as it deems necessary to maintain the spirit and intent of the CMSICP Plan, provided that such discretion will be to decrease or eliminate, not increase, Annual Awards in the case of any Code Section 162(m) Employees. The Committee also reserves the right in its discretion to not pay Annual Awards for a Performance Year. All decisions of the Committee are final.
II.	CORPORATE PERFORMANCE GOALS
2.1	In General. Corporate performance goals are established in two areas: (1) the adjusted net income per outstanding CMS Energy share (EPS); and (2) the Corporate Free Cash Flow of CMS Energy (CFCF).

2.2	Plan Performance Factor. The plan performance factor used to calculate an Annual Award is based on the results of the corporate performance goals and is capped at two times the standard award amount. The Plan Performance Factor is established in a table relating specific performance results in the areas of EPS and CFCF to specific performance goals. This table shall be created by the Committee for each Performance Year.
III.	ANNUAL AWARD FORMULA
3.1	Officers’ Annual Awards. Annual Awards for each eligible Officer will be based upon a percentage of the Officer’s Base Salary for the Performance Year times the Plan performance factor for the year as determined under 2.2 above. The standard award percentages are set forth in the table below. The maximum amount that can be awarded under this Plan for any Code Section 162(m) Employee will not exceed $2.5 Million in any one Performance Year. The total amount of an CMSICP participant Officer’s Annual Award shall be computed according to the annual award formula set forth in Section 3.2.

	Salary	Percentage
Position	Grade	of Base Salary
President & CEO	E-9	100%
President, Consumers Energy	E-8	60%
Executive Vice Pres	E-7	55%
Senior Vice President	E-6	50%
Senior Vice President	E-5	45%
Vice President	E-4	40%
Vice President	E-3	35%
3.2	Calculation of Award. Annual Awards for Officer, CMSICP participants will be calculated and made as follows:
Annual Award = Base Salary times
Standard Award Percentage times Plan Performance Factor
In addition, each Annual Award for Officers of Consumers Energy Company may be modified based on the results achieved for the Consumers Energy Annual Employee Incentive Compensation Plan. If the Consumers Energy Annual Employee Incentive Compensation Plan does not pay out an award for the same Performance Year, then the Annual Award, if any, earned under this Plan will be reduced by 10%. If the Consumers Energy Annual Employee Incentive Compensation Plan pays out an award for the same Performance Year based on achievement of some, but not all, of the established objectives, then there is no modification of awards under this Plan. If however, the Consumers Energy Annual Employee Incentive Compensation Plan pays out an award for the same Performance Year based on achievement of 100% of the established objectives, then the Annual Award, if any, earned under this Plan will be increased by up to 10%, provided, however, that no such increase will cause the Annual Award to exceed the maximum of two times the standard award amount.

3.3	Employees’ Annual Awards. Annual Awards for eligible Employee, CMSICP participants will be based upon a standard award as set forth in the table below. The total amount of an Employee Annual Award shall be computed according to the annual award formula set forth in Section 3.4.

Salary	Standard Award Amount
Grade	Full time	Part time
25	$37,000
24	$36,500
23	$22,500
22	$22,000
21	$13,500
20	$13,000
19	$12,500
18	$2,000	$1,000
17	$1,750	$875
16	$1,500	$750
15	$1,350	$675
14	$1,200	$600
13	$1,150	$575
12	$1,100	$550
11	$1,050	$525
10	$1,000	$500
9	$950	$475
8	$900	$450
7	$850	$425
6	$800	$400
5	$750	$375
4	$700	$350
3	$650	$325
2	$600	$300
1	$550	$275
3.4	Calculation of Award. Annual Awards for CMSICP participants will be calculated and made as follows:
Annual Award = Standard Award Amount times Plan Performance Factor
IV.	PAYMENT OF ANNUAL AWARDS
4.1	Cash Annual Award. All Annual Awards for a Performance Year will be paid in cash after certification by the outside auditors of the Company and the Committee that the performance goals have been satisfied, but not later than March 15th of the calendar year following the Performance Year provided that the Annual Award for a particular Performance Year has not been deferred voluntarily pursuant to Section 4.2. The amounts required by law to be withheld for income and employment taxes will be deducted from the Annual Award payments. All Annual Awards become the obligation of the company on whose payroll the Officer/Employee is enrolled at the time the Committee makes the Annual Award.

4.2	Deferred Annual Awards.
(a)	The payment of all or any portion (rounded to an even multiple of 10%) of a cash Annual Award may be deferred voluntarily at the election of an individual Plan participant in salary grades 19-25 and E-3 — E-9. Any such deferral will be net of any applicable FICA or FUTA taxes. A separate irrevocable election must be made prior to the Performance Year. Any Annual Award made by the Committee after termination of employment of a participant or retirement of a participant will be paid in accordance with any deferral election made within the enrollment period.

(b)	At the time the participant makes a deferral election he or she must select the payment options (including the Payment Event as set forth at (c) below and the Payment Term as set forth at (d) below) applicable to the Deferred Annual Award for the Performance Year, as well as any earnings or income attributable to such amounts. The payment options elected will apply only to that year’s Deferred Annual Award and will not apply to any previous Deferred Annual Award or to any subsequent Deferred Annual Award. Any participant who elects to defer all or a portion of an Annual Award and who fails to select a Payment Event or a Payment Term will be presumed to have elected a Payment Event of Separation from Service in accordance with paragraph (c)(i) below and/or a Payment Term of a single sum.

(c)	The Payment Event elected can be either:
(i)	Separation from Service for any reason other than death. Payment will be made, or begin, in the later of: (1) January of the year following the year of the Separation from Service; or (2) the seventh month after the month of the Separation from Service. Later installments, if any, will be paid in January of the succeeding years;

(ii)	Payment upon attainment of a date certain that is more than 1 year after the last day of the applicable Performance Year. Later installments, if any, will be paid in January of the succeeding years; or

(iii)	The earlier of (i) or (ii) above.
(d)	Payment Term. At the time of electing to defer an Annual Award, the participant must also elect how he or she wishes to receive any such payment from among the following options (the participant may elect a separate Payment Term for each Payment Event elected):

(i)	Payment in a single sum upon occurrence of the Payment Event.

(ii)	Payment of a series of annual installment payments over a period from two (2) years to fifteen (15) years following the Payment Event. Each installment payment shall be equal to a fractional amount of the balance in the account the numerator of which is one and the denominator of which is the number of installment payments remaining. Although initially such installment payments will be identical, actual payments may vary based upon investment performance. For example, a series of 5 installment payments will result in a payout of 1/5 of the account balance in the first installment, 1/4 of the account balance (including investment gains or losses since the first installment date) in the second installment, etc.
(e)	Changes to Payment Options. Once a payment option has been elected, subsequent changes which would accelerate the receipt of benefits from the Plan are not permitted, except that the Plan Administrator may at its discretion accelerate payments to the extent permitted by Code Section 409A and applicable regulations. A subsequent election to change the payment options related to a Payment Event, in order to delay a payment or to change the form of a payment, can only be made when all of the following conditions are satisfied:
(i)	such election may not take effect until at least 12 months after the date on which the election is made;

(ii)	the payment(s) with respect to which such election is made is deferred for a period of not less than 5 years from the date such payment would otherwise have been made (or, in the case of installment payments under Section 4.2(d)(ii), 5 years from the date the first installment was scheduled to be paid); and

(iii)	such election must be made not less than 12 months before the date the payment was previously scheduled to be made (or, in the case of installment payments under Section 4.2(d)(ii), 12 months before the first installment was scheduled to be paid), if the participant’s previous commencement date was a specified date.
(f)	Investments. At the time of electing to voluntarily defer payment, the participant must elect how the Deferred Annual Award will be treated by the Company or Subsidiary. To the extent that any amounts deferred are placed in a rabbi trust with an independent record keeper, a participant who has previously deferred amounts under this Plan will automatically have his or her existing investment profile apply to this deferral also. All determinations of the available investment options by the Plan Administrator are final and binding upon participants. A participant may change the investment elections at anytime prior to the payment of the benefit, subject to any restrictions imposed by the Plan Administrator, the plan record keeper or by any applicable laws and regulations. A participant not making an election will have amounts deferred treated as if in a Lifestyle Fund applicable to the participant’s age 65, rounded up, or such other investment as determined by the Benefit Administration Committee. All gains and losses will be based upon the performance of the investments selected by the participant from the date the deferral is first credited to the nominal account. If the Company elects to fund its obligation as discussed below, then investment performance will be based on the balance as determined by the record keeper.

(g)	The amount of any Deferred Annual Award is to be satisfied from the general corporate funds of the company on whose payroll the Plan participant was enrolled prior to the payout beginning and are subject to the claims of general creditors. This is an unfunded nonqualified deferred compensation plan. To the extent the Company or Subsidiary, as applicable, elects to place funds with a trustee to pay its future obligations under this Plan, such amounts are placed for the convenience of the Company or Subsidiary, remain the property of the Company or Subsidiary and the participant shall have no right to such funds until properly paid in accordance with the provisions of this Plan. For administrative ease and convenience, such amounts may be referred to as participant accounts, but as such are a notional account only and are not the property of the participant. Such amounts remain subject to the claims of the creditors of the Company or Subsidiary.

(h)	Payment in the Event of an Unforeseeable Emergency. The participant may request that payments commence immediately upon the occurrence of an unforeseeable emergency as that term is defined in Code Section 409A and any applicable regulations. Generally, an unforeseeable emergency is a severe financial hardship resulting from an illness or accident of the participant or the participant’s spouse or dependent, loss of the participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant. A distribution on account of unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the participant’s assets (without causing severe financial hardship), or by cessation of deferrals under this arrangement, the Savings Plan for Employees of Consumers Energy and other CMS Energy Companies (the “Savings Plan”) or other arrangements. Distributions because of an unforeseeable emergency shall not exceed the amount permitted under Section 409A and accordingly are limited to the amount reasonably necessary to satisfy the emergency need (after use of insurance proceeds, liquidation of assets, etc.) plus an amount to pay taxes reasonably anticipated as a result of the distribution. In the event any payment is made due to an unforeseeable emergency, all deferral elections for the current Performance Year will cease and the participant will not be eligible to make any deferral elections under this Plan for the following Performance Year. For any participant receiving a hardship withdrawal under the Savings Plan, all deferral elections under this Plan for the current Performance Year will cease and the participant will not be eligible to make any deferral elections under this Plan for the following Performance Year.
4.3	Payment in the Event of Death.
(a)	A participant may name the beneficiary of his or her choice on a beneficiary form provided by the Company or record keeper, and the beneficiary shall receive, within 90 days of the participant’s death, in a single sum, all payments credited to the participant in the event that the participant dies prior to receipt of Deferred Annual Awards. If a beneficiary is not named or does not survive the participant, the payment will be made to the participant’s estate. In no event may any recipient designate a year of payment for an amount payable upon the death of the participant.

(b)	A participant may change beneficiaries at any time, and the change will be effective as of the date the plan record keeper or Company accepts the form as complete. Neither the Company nor the applicable Subsidiary will be liable for any payments made before receipt and acceptance of a written beneficiary request.
V.	CHANGE OF STATUS

Payments in the event of a change in status will not be made if no Annual Awards are made for the Performance Year.
5.1	Pro-Rata Annual Awards. A new Officer/Employee participant, whether hired or promoted to the position, or an Officer/employee promoted to a higher salary grade during the Performance Year will receive a pro rata Annual Award based on the percentage of the Performance Year in which the employee is in a particular salary grade. An Officer/Employee participant whose salary grade has been lowered, but whose employment is not terminated during the Performance Year will receive a pro rata Annual Award based on the percentage of the Performance Year in which the employee is in a particular salary grade.

5.2	Termination. An Officer/Employee participant whose employment is terminated pursuant to a violation of the Company code of conduct or other corporate policies will not be considered for or receive an Annual Award.

5.3	Resignation. An Officer/Employee participant who resigns prior to payment (during or after a Performance Year) will not be eligible for an Annual Award. If the resignation is due to reasons such as a downsizing or reorganization, or the ill health of the employee or ill health in the immediate family, the employee may petition the Plan Administrator and may be considered, in the discretion of the Plan

Administrator, for a pro rata Annual Award. The Plan Administrator’s decision to approve or deny the request for a pro rata Annual Award shall be final.

5.4	Death, Disability, Retirement, Leave of Absence. An Officer/Employee participant whose status as an active employee is changed during the Performance Year due to death, Disability, Retirement, or Leave of Absence will receive a pro rata Annual Award. An Officer/Employee participant whose employment is terminated following the Performance Year but prior to payment due to death, Disability or Retirement will continue to be eligible for an Annual Award for the Performance Year. Any such payment or Annual Award payable due to the death of the Officer/Employee participant will be made to the named beneficiary, or if no beneficiary is named or if the beneficiary doesn’t survive the Officer/Employee participant, then to the Officer/Employee participant’s estate no later than March15 following the applicable Performance Year. Notwithstanding the above, an Officer/Employee participant who retires, is on disability or leave of absence and who becomes employed by a competitor of CMS Energy or Consumers Energy or their subsidiaries or affiliates prior to award payout will forfeit all rights to an Annual Award, unless prior approval of such employment has been granted by the Committee. A “competitor” shall mean an entity engaged in the business of (1) selling (a) electric power or natural gas at retail or wholesale within the State of Michigan or (b) electric power at wholesale within the market area in which an electric generating plant owned by a subsidiary or affiliate of CMS Energy is located or (2) developing an electric generating plant within the State of Michigan or a market area in which an electric generating plant owned by a subsidiary or affiliate of CMS Energy is located.

5.5	Clawback.
(a)	If, due to a restatement of CMS Energy’s or an Affiliate’s publicly disclosed financial statements or otherwise, an Officer or Employee is subject to an obligation to make a repayment or return of benefits to CMS Energy or an Affiliate pursuant to a clawback provision contained in this Plan, a supplemental executive retirement plan, the Performance Incentive Stock Plan, or any other benefit plan (a “benefit plan clawback provision”) of the Company, it shall be a precondition to the payment of any award under this Plan, that the Officer or Employee fully repay or return to the Company any amounts owing under such benefit plan clawback provision. Any and all awards under this Plan are further subject to any provision of law which may require the Officer or Employee to forfeit or return any benefits provided hereunder, in the event of a restatement of the Company’s publicly disclosed accounting statements or other illegal act, whether required by Section 304 of the Sarbanes-Oxley Act of 2002, federal securities law (including any rule or regulation promulgated by the Securities and Exchange Commission), any state law, or any rule or regulation promulgated by the applicable listing exchange or system on which the Company lists its traded shares.

(b)	To the degree any benefits hereunder are not otherwise forfeitable pursuant to the preceding sentences of this Section 10.2, the Board or a Committee delegated authority by the Board (“delegated Committee”), may require the Officer or Employee to return to the Company or forfeit any amounts granted under this Plan, if:
1.	the grant of such compensation was predicated upon achieving certain financial results which were subsequently the subject of a substantial accounting restatement of the Company’s financial statements filed under the securities laws (a “financial restatement”),

2.	a lower payout or Annual Award (“reduced financial results”), would have occurred based upon the financial restatement, and

3.	in the reasonable opinion of the Board or the delegated Committee, the circumstances of the financial restatement justify such a modification of the Annual Award. Such circumstances may include, but are not limited to, whether the financial restatement was caused by misconduct, whether the financial restatement affected more than one period and the reduced financial results in one period were offset by increased financial results in another period, the timing of the financial restatement or any required repayment, and other relevant factors.
Unless otherwise required by law, the provisions of this Subsection (b) relating to the return of previously paid Plan benefits shall not apply unless a claim is made therefore by the Company within three years of the payment of such benefits.
(c)	The Board or delegated Committee shall also have the discretion to require a clawback in the event of a mistake or accounting error in the calculation of a benefit or an award that results in a benefit to an eligible individual to which he/she was not otherwise entitled. The rights set forth in this Plan concerning the right of the Company to a clawback are in addition to any other rights to recovery or damages available at law or equity and are not a limitation of such rights.
VI.	MISCELLANEOUS
6.1	Impact on Benefit Plans. Payments made under the Plan will be considered as earnings for the Supplemental Executive Retirement Plans (Salary Grades 24 and 25) but not for purposes of the Employees’ Savings Plan, Pension Plan, or other employee benefit programs.

6.2	Impact on Employment. Neither the adoption of the Plan nor the granting of any Annual Award under the Plan will be deemed to create any right in any individual to be retained or continued in the employment of the Company or any corporation within the Company’s control group.

6.3	Termination or Amendment of the Plan. The Board of Directors of the CMS Energy Corporation may amend or terminate the Plan at any time. Upon termination, any amount accrued under the Plan will remain in the Plan and be paid out in accordance with the payment options previously selected. The Plan Administrator is authorized to make any amendments that are deemed necessary or desirable to comply with any applicable laws, regulations or orders or as may be advised by counsel or to clarify the terms and operation of the Plan. The Company may terminate the Plan and accelerate payment of any deferred benefits under the Plan if it acts consistent in all respects with the requirements of Code Section 409A and any applicable regulations with respect to when a terminated plan may accelerate payment to a participant.

6.4	Governing Law. The Plan will be governed and construed in accordance with the laws of the State of Michigan.

6.5	Dispute Resolution. Any disputes related to the Plan must be brought to the Plan Administrator. The Plan Administrator is granted full discretionary authority to apply the terms of the Plan, make administrative rulings, interpret the Plan and make any other determinations with respect to the Plan. If the Plan Administrator makes an adverse determination and the participant disagrees with or wishes to appeal the determination, the participant must appeal the decision to the Plan Administrator, in writing and not later than 60 days from when the determination was mailed to the participant. If the participant does not timely appeal the original determination, the participant has no further rights under the Plan with respect to the matter presented in the claim. If the participant appeals the original determination and that appeal does not result in a mutually agreeable resolution, then the dispute shall be subject to final and binding arbitration before a single arbitrator selected by the parties to be conducted in Jackson, Michigan, provided the participant makes such request for arbitration in writing within 30 days of the final decision by the Plan Administrator. The arbitration will be conducted and finished within 90 days of the selection of the arbitrator. The parties shall share equally the cost of the arbitrator and of conducting the arbitration proceeding, but each party shall bear the cost of its own legal counsel and experts and other out-of-pocket expenditures. The arbitrator must use an arbitrary and capricious standard of review when considering any determinations and findings by the Plan Administrator.
VII.	AMENDMENT TO REFLECT CODE SECTION 409A
7.1	Code Section 409A. This Plan has been amended, effective as of January 1, 2005, to comply with the requirements of Section 409A of the Code. To the extent counsel determines additional amendments may be reasonable or desirable in order to comply with Code Section 409A, and any other applicable rules, laws and regulations, such changes shall be authorized with the approval of the Plan Administrator.